                                  EXHIBIT 10.39

                       SIERRA KAOLIN(TM) OPERATING LICENSE
                            Sierra County, New Mexico

         This Sierra Kaolin(TM) Operating License ("Agreement") is dated as of March 11, 2005 ("Effective Date") by and among CA PROPERTIES, INC., a Nevada Corporation, whose address is 120 North Church Street, West Chester, Pennsylvania 19380 ("CAP") and TECUMSEH INDUSTRIAL MINERALS, LLC, a New Mexico limited liability company, whose address is One Sycamore Plaza, 5600 Wyoming Blvd., NE, Suite 150, Albuquerque, New Mexico 87109 ("TIML").

                                   BACKGROUND

         WHEREAS, CAP is the wholly owned subsidiary of CLEAN AGE MINERALS, INC. ("CAMI") which in turn is a wholly owned subsidiary of DALECO RESOURCES CORPORATION ("DRC"); and

         WHEREAS, TIML is the wholly owned subsidiary of TECUMSEH PROFESSIONAL ASSOCIATES, INC., a New Mexico corporation ("TPA"); and WHEREAS, DRC and CAMI entered into that certain Memorandum of Understanding (Sierra Kaolin(TM) Development)("TPA MOU") dated November 30, 2004; and

         WHEREAS, the TPA MOU required the parties to enter into this Agreement for the development of the Company's Mineral Interest (as such term is defined in the TPA MOU); and

         WHEREAS, CAP is the owner of claims covering the Mineral Interests all as more fully set forth on Exhibit "A" to the TPA MOU; and

         WHEREAS, the primary mineral of interest on said Mineral Interests is the mineral Kaolin; and

         WHEREAS, CAP has partially developed the deposit of Kaolin and has conducted extensive testing and product development studies that have lead to a series of Kaolin products which have been trademarked under the name, Sierra Kaolin(TM). Hereafter the Kaolin Mineral Interest and the products derived there from shall be referred to collectively as "Sierra Kaolin(TM)"; and

         WHEREAS, TPA is a national business firm being engaged (directly and indirectly though subsidiary and/or "brother/sister" firms, including without limitation TIML, hereafter referred to as "Affiliates") in a variety of business activities ranging from government facilities management and operation and environmental assessment and remediation services to oil and gas activities and information technology services; and

         WHEREAS, TPA, through TIML and its Affiliates, has the financial capability and technical expertise, to operate a mining and marketing venture for the Sierra Kaolin(TM); and

         WHEREAS, CAP desires to enter into a commercial relationship with TIML for the development and monetization of the Sierra Kaolin(TM); and

         WHEREAS, CAP is desirous that TIML assume the duties of "Mineral Site Manager" and be responsible for capital formation and exploitation strategies, including the exploitation, processing, packaging and marketing functions associated with the Sierra Kaolin(TM) in accordance with the provisions of this Agreement and the general terms identified in the TPA MOU.

         NOW THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, in further consideration of the covenants and obligations hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                       I.
                           INCORPORATION BY REFERENCE

         1.1. The parties hereto incorporate by reference the Background provisions as though same were set forth at length herein.

                                       II.
                                   DEFINITIONS

         2.1.     "AFE" shall mean an Authority for Expenditure.

         2.2. "BLM" shall mean the Bureau of Land Management, a Federal Agency and any successor agency.

         2.3.     "DRC" shall have the meaning set forth above.

         2.4.     "CAMI" shall have the meaning set forth above

         2.5. "Emergency" shall mean any explosion, fire, flood, leakage, spill, other like event or catastrophes whether man made or act of God, which could, if not addressed cause harm to life, property or create an unsafe Environmental Condition.

         2.6. "Environmental Condition" shall mean any condition of the said, subsurface, surface, water, ground water, atmosphere or other environmental medium which results, or could reasonably be expected to result in any damage, loss, cost, expense, claim, investigation, lien and/or liability relating or attributable to the Sierra Kaolin(TM) as a result of or under any Environmental Law.

         2.7. "Environmental Law" shall include, by way of example and not limitation, any Environmental Act; the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended and all other Federal, state and local regulations, orders, implementations or rulings issued thereunder or pursuant thereto.

         2.8. "Environmental Act", shall mean any environmental law or regulation enacted by the State of New Mexico governing the protection of the environment, the operation of mines, the permitting of mines, the hauling of minerals over state roads, or other laws governing, either directly or indirectly, the mining, extraction, transportation and marketing of the Sierra Kaolin(TM).

         2.9.     "Mineral Interests", shall have the meaning set forth above.

         2.10. "Mineral Site Manager," shall mean that entity designated to oversee the daily and long term development, exploration, exploitation, and marketing of the Sierra Kaolin(TM).

         2.11. "Net Profits" shall mean that certain residual amount remaining from all revenues derived from the development, exploration, exploitation, monetization or other sale of the Sierra Kaolin(TM) during the term of this Agreement AFTER DEDUCTING all usual, customary, and necessary operational and administrative costs and expenditures directly or indirectly incurred in or related to such development, exploration, exploitation, monetization or other sale of the Sierra Kaolin(TM), including without limitation all lease costs, royalty payments, mining claims maintenance/assessment fees and costs, existing net revenue interest payments, permit fees, taxes, bond and insurance premiums, and all development, processing, manufacturing, packaging, exploration, mining and other extraction, storage, transporting, and marketing costs as shown in Exhibit B to this Agreement. Net profits shall be determined by generally accepted accounting principles consistently applied.

         2.12.    "TPA MOU" shall have the meaning set forth above.

Terms not otherwise defined herein shall have the meaning attributed to them in the text hereof and the TPA MOU.

                                      III.
                                   OPERATIONS

         3.1. TIML shall be Mineral Site Manager and shall be the operator of record with the BLM and the State of New Mexico.

         3.2. TIML shall, as Mineral Site Manager, obtain all mining permits and such other permits as is necessary for the exploration, exploitation, processing, marketing and transportation of the Sierra Kaolin(TM).

         3.3. For so long as this Agreement is in full force and effect, CAP shall at all times assist, advise and provide direction to TIML and act as a third party contract sub-operator to TIML so as to insure that the Sierra Kaolin(TM)is maintained in good condition as would a prudent operator under the same or similar conditions consistent with applicable Environmental Laws and other applicable Federal, state and local laws, regulations and ordinances governing the operation of the Sierra Kaolin(TM)from time to time.

         3.4.     Authority for Expenditure.

                  3.4.1. Year 1 of the Agreement. For the first year of the Agreement, TIML shall prepare and provide CAP, or its designee, DRC, with an informational AFE for each capital project, improvement or enhancement to the Sierra Kaolin(TM) for which the total estimated cost shall exceed $15,000.00. It being understood that all costs of the operation, exploration, exploitation, development, marketing, processing and delivering the Sierra Kaolin(TM) during the first year of this Agreement shall, consistent with the TPA MOU, be the sole and exclusive obligation of TIML.

                  3.4.2. Year Two and Subsequent Years. For the second year of the Agreement and for so long there after as it shall remain in full force and effect, TIML shall prepare and provide CAP, or its designee, DRC, with an AFE for each capital project, improvement or enhancement to the Sierra Kaolin(TM) for which the total estimated cost shall exceed $15,000.00. The AFE shall set forth the proposed operation, its estimated cost and the rationale for the proposed operation. CAP understands that an AFE is only an estimate of the costs reasonably anticipated to be incurred in the performance of the proposed operation and is not a guaranteed or "turnkey price." Upon the approval and execution of an AFE by CAP, either as originally proposed or as amended by the parties hereto, CAP shall have unequivocally committed to fund its 35% of the proposed operation.

         3.5. Emergencies. TIML shall cause to be taken such actions as reasonably and prudently necessary, in its sole and absolute opinion and discretion, to deal with an Emergency to safeguard life and property. In such event, TIML shall promptly report the occurrence of an Emergency to CAP, the nature of the Emergency and the actions taken in response to the Emergency. TIML shall be entitled to reimbursement, in full, of its actual costs and expenses incurred in connection with such an Emergency.

         3.6. TIML Equipment. To the extent that TIML shall use any personnel or equipment other than its own to perform its duties and services under this Agreement, TIML shall insure that the rate charged by such other person or persons are competitive with the rates prevailing in the area for services similar to those provided or equipment or supplies furnished.

                                       IV.
                                    POLLUTION

         4.1. Pollution Liability. Each party shall maintain their respective equipment, facilities and machinery in sound working condition at all times. Any pollution resulting from the failure of said equipment, facility or machinery shall be the responsibility of the owner/operator of that equipment, facility or machinery. Any pollution resulting from human error shall be the responsibility of the employer of the person committing the error. TIML employees shall report the spill to his supervisor immediately. The TIML supervisor shall then immediately report the situation to a designated CAP representative.

         4.2. Pollution Prevention Response Plan. TIML has in place and shall maintain a "Pollution Prevention Response Plan" for any breach of an Environmental Law.

                  4.2.1. TIML represents and warrants that it and its designated personnel are qualified to meet all requirements of and to provide and implement a "Pollution Prevention Response Plan" in full compliance with the Environmental Laws

                  4.2.2. TIML agrees to reimburse CAP for any and all actual costs and expenses incurred by CAP in regards to an Emergency or subsequent fine, obligation, penalty or costs (including the costs of CAP's, CAMI's and/or DRC's counsel) resulting from the violation of an Environmental Law consistent with Paragraph 5.1 below.

                                       V.
                             LIABILITY AND INSURANCE

         5.1. TIML agrees to indemnify and hold CAP, its officers, directors, employees, agents, representatives and affiliated entities (CAMI and DRC) harmless from any and all liability, claim, cause of action or damage ("Claim") (including attorney's fees and settlement costs) which CAP, its officers, directors, employee, representatives, agents and affiliated entities (CAMI and DRC) may sustain or become liable, except if such Claim is caused by the gross negligence or willful misconduct of CAP. TIML agrees to carry the following minimum insurance protection at all times during which operations are being conducted hereunder:

                  5.1.1. All Workers' Compensation obligations required by the State of New Mexico.

                  5.1.2. Maintain in effect such insurance (including, without limitation, liability and property damage coverage) as is customarily maintained by TIML in the mineral operation business in Sierra County, New Mexico. Such insurance policies shall, at a minimum, provide coverage of the type and amount normally provided in said industry and shall provide limits of not less than the following:

                           Bodily Injury      $1,000,000 per occurrence
                           Property Damage    $5,000,000 per occurrence;

and shall name CAP as an additional insured under TIML's policy as indicated in the Master Service Agreement required by CAP's Insurance Carrier and attached hereto for reference. If an unrelated party is retained by TIML to perform authorized services, TIML shall require said party(s) to maintain similar coverage to that required of TIML and shall name CAP as an additional insured.

                  5.1.3. Policy CAP agrees to indemnify and hold TIML, its officers, directors, employees and agents harmless from any and all Claim which TIML may sustain or become liable for by reason of injury or death to any of TIML's employees while performing services hereunder, except if such injury is caused by the gross negligence or willful misconduct of TIML.

                  5.1.4. and shall name TIML as an additional insured under CAP' policy

                  5.1.5. If an unrelated party is retained by CAP to perform authorized services, CAP shall require said party(s) to maintain similar coverage to that required of CAP.

                                       VI.
                 REVENUE ALLOCATION AND ADDITIONAL CONSIDERATION

         6.1. All Net Profits from the Sierra Kaolin(TM) operation shall be allocated 35% to CAP and 65% to TIML.

         6.2. TIML shall be entitled to receive reimbursement for its direct expenses and an administrative overhead allocation in accordance with Exhibit B hereto as the Mineral Site Operator. All third party costs shall be charged to the venture at cost, giving effect to all discounts received or for which the operation was entitled whether or not actually taken or realized.

         6.3. In accordance with the MOU, as additional consideration for CAP entering into this Agreement, TIML agrees to pay DRC the following:

                  6.3.1. At execution of this Agreement, TIML shall pay to DRC the sum of Eighty Thousand Dollars ($80,000), and DRC shall issue to TPA One Hundred Sixty Thousand (160,000) shares of DRC's registered, unrestricted, common, capital stock; and

                  6.3.2. As soon as possible after the execution of this Agreement, TIML shall use its best efforts to raise, either from internal funds or from third parties, sufficient funds to test, analyze, and develop a market for the Sierra Kaolin(TM); provided, however, if TIML has not developed a market for the Sierra Kaolin(TM) by December 31, 2005, then no later than January 15, 2006, TIML shall have the right to pay to DRC another Eighty Thousand Dollars ($80,000.00), and, upon receipt of such payment, DRC shall issue to TIML another One Hundred Sixty Thousand (160,000) shares of SRCs registered, unrestricted, common, capital stock, and thereafter TIML shall have an additional year, i.e., until December 31, 2006, to develop a market for the Sierra Kaolin(TM). If TIML fails to develop a market for the Sierra Kaolin(TM) within the times set forth in this paragraph, then, at CAP's option, CAP may terminate this Agreement and thereafter TIML shall have no further rights or obligations under this Agreement.

                                      VII.
                              TERM OF THE AGREEMENT

         7.1. Except as otherwise set forth herein, this Agreement shall be for an initial term of three (3) years ("initial term") and, so long as TIML produces Sierra Kaolin(TM) in reasonably commercial quantities, the term of this Agreement shall be automatically renewed for additional two (2) year periods unless earlier terminated pursuant to this Paragraph VII.

         7.2. Voluntary Termination by TIML. At any time with or without cause, TIML may terminate this Agreement on not less than three (3) months prior notice to CAP. The termination of this Agreement pursuant to any notice of termination shall be effective on the next anniversary of the effective date of this Agreement.

         7.3.     Involuntary Termination. TIML may be removed for:

                  7.3.1. Good cause. For the purposes of this Paragraph 7.3.1, "good cause" shall mean, gross negligence, willful misconduct, the material breach of or inability to meet the standards of a prudent mining site operator, developer and marketer under the same or similar circumstances in New Mexico; or

                  7.3.2. TIML's material failure to perform any of its obligations under this Agreement.

         Unless mutually agreed to by the parties hereto, the removal of TIML as Mineral Site Manager in accordance with this Paragraph 7.3 shall become effective only after TIML has received written notice from CAP detailing the alleged deficiency and TIML's failure to cure or to take the necessary steps to implement a remediation of the deficiency within thirty (60) days following receipt by TIML of such notice.

                                      VIII.
                      RECORDS, PRODUCTION DATA AND BONDING

         8.1. TIML shall maintain complete records relating to the Sierra Kaolin(TM) and shall make copies of such reports to CAP as and when required. TIML shall render monthly reports to CAP setting forth the status of the project and the production, commercialization, and monetization of the Sierra Kaolin(TM).

         8.2. TIML shall prepare and file, as necessary, any and all reports, if any, with the State of New Mexico and the BLM, to include by way of example and not limitation, all production reports, water usage, and water disposal if any.

         8.3. TIML shall be responsible for and cause all required bonds to be in place and properly maintained, from time to time, covering the operation of the Sierra Kaolin(TM), to include by way of example and not limitation:

                  8.3.1.   mining bond;

                  8.3.2.   restoration bond; and

                  8.3.3. all bonds required by the Environmental Protection Agency or any agency of the State of New Mexico.

                                       IX.
                                  MISCELLANEOUS

         9.1. Notice. Any notice required to be given hereunder shall be in writing and shall be deemed properly made if hand delivered, or upon receipt if deposited in the United States mail, postage prepaid, certified mail return receipt requested or by a reputable overnight courier. Notice may also be sent by facsimile transmission but only if the original of such transmission is delivered to the addressee by 5 P.M. eastern time the next business day following the date of the facsimile transmission.

         Notice shall be sent to:

         If to CAP:        CA Properties
                           c/o Daleco Resources Corporation
                           120 North Church Street
                           West Chester, PA 19380
                           ATTN: Gary J. Novinskie
                           FAX NO: 610-429-0818

         If to TIML:       Tecumseh Industrial Minerals, LLC
                           5600 Wyoming NE, Suite 150
                           Albuquerque, NM 87109
                           ATTN: Robert A. Winfield
                           FAX NO: 505-293-1971

Either party may change their address for notice by giving the other party not less than ten (10) days notice thereof.

         9.2. Complete Agreement. This Agreement embodies the complete understanding between the parties hereto, superceding all prior agreements and/or understandings, and may only be amended or modified by written instrument executed by the parties hereto or their successor; provided, however, except to the extent that the terms of this Agreement are inconsistent with the terms of any other written agreement between or among TIML, TPA, DRC, CAMI, and CAP, all such other written agreements are ratified and confirmed.

         9.3. Binding Agreement. This Agreement shall be binding upon the successors and assigns of the parties hereto.

         9.4. Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Nevada, without giving effect to conflicts of law provisions.

         9.5. Counterparts. This Agreement may be executed in one or more counterparts with each counterpart constituting an original and all such counterparts constituting one agreement.

         9.6. Independent Contractor. TIML shall in all instances be an independent contractor. All work done by TIML shall be performed in accordance with good industry practice and in a workman like manner.

         9.7. Conflicts. Any conflict between this Agreement and the TPA MOU shall be resolved in favor of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                              CA PROPERTIES, INC.

Dated: March 15, 2005
                                              By /S/ ROBERT E. MARTIN
                                              ------------------------------
                                              ROBERT E. MARTIN, President


                                              TECUMSEH INDUSTRIAL MINERALS, LLC
                                              BY: TECUMSEH PROFESSIONAL
                                                  ASSOCIATES, INC., MANAGER

Dated: March 11, 2005
                                              By /s/ ROBERT A. WINFIELD
                                              -----------------------------
                                              ROBERT A. WINFIELD, President

                                   EXHIBIT "A"

                            Sierra Kaolin(TM) Claims

                                   EXHIBIT "B"

         For the purposes of this Agreement, all of the following costs shall be deemed deductible direct or indirect costs for the purpose of determining Net Profits under the Agreement:

1.  LEASE, ROYALTY, AND CLAIMS MAINTENANCE COSTS.

         1.1 All underlying lease and/or royalty obligations, if any, relative to the Mineral Interests;

         1.2 All existing net revenue interest obligations, if any, relative to the Mineral Interests;

         1.3 All fees, costs, and expenditures related to the maintenance, protection, and preservations of the parties' rights, title, and interest in any mining claims relative to the Mineral Interests.

2.  PERMITS, ENVIRONMENTAL PROTECTION COSTS, AND TAXES.

         2.1 All fees, costs, and expenditures for all necessary or appropriate permits issued by any governmental agency or entity and required for the operations contemplated by this Agreement;

         2.2 All fees, costs, and expenditures for all necessary or appropriate environmental assessment, protection, and remediation activities relative to the Mineral Interests;

         2.3 All taxes, including without limitation all gross receipts, sales, compensating, and extraction taxes, directly related to the Mineral Interests or TIML's operations and activities under this Agreement.

3. INSURANCE AND BONDING COSTS. All premiums and other fees, costs, and expenditures for any insurance and bonds relative to the Mineral Interests or otherwise required under this Agreement.

4.  DIRECT OPERATING EXPENSES AND COSTS.

         4.1 LABOR. All salaries, wages, benefits, and a reasonable and fair share of TIML's general and administrative costs of or related to TIML's personnel directly employed by TIML in the conduct of TIML's operations and activities under this Agreement;

         4.2 MATERIAL. All materials, supplies, and other consumables purchased or furnished by TIML on the Sierra Kaolin(TM)and actually used on the Mineral Interests.

         4.3      EQUIPMENT.

                  4.3.1 All third party equipment and rentals hired by TIML for use on the Sierra Kaolin(TM) site.

                  4.3.2 Any of TIML's or any Affiliate's equipment used on the Sierra Kaolin(TM) site shall be charged at prevailing third party rates after giving effect to any and all available discounts.

         4.4 OTHER DIRECT EXPENSES. All other direct expenses, including without limitation all expenses for power, transportation, communication, travel, consultants, and other third-party operators used on the Sierra Kaolin(TM) site or with respect to Mineral Interests or reasonable and necessary with regard to TIML's operations and activities under this Agreement.

5.  GENERAL AND ADMINISTRATIVE COSTS.

         5.1 A fair and reasonable sum for TIML's administrative, accounting, supervisory, and office services related to TIML's operations and activities under this Agreement;

         5.2 All costs associated for first tier supervisors of TIML may be charged, at an hourly rate commensurate with the First Tier Supervisor's annual Salary, for that proportionate time associated with his/her duties pertaining to TIML's operations and activities under this Agreement.

All of the foregoing shall be expended and/or limited to costs, expenses, and expenditures consistent with similar costs, expenses, and expenditures incurred by competent and prudent mineral developers and mining operators of similar minerals in New Mexico and related to their development, exploration, exploitation, mining, processing, storage, transporting, marketing, and administrative operations and activities related to such minerals. In addition, the determination of costs, expenses, and expenditures shall be in accordance with generally accepted accounting principles consistently applied. Not more frequently than once each calendar year, CAP shall have the right to require an audit of TIML's claimed costs, expenses, and expenditures, and the cost of such audit shall be deemed a deductible expense under this Exhibit B. All disputes relative to the deductibility of any costs, expenses, and expenditures shall be resolved pursuant to Paragraph 6 (Dispute Resolution) of the TPA MOU.

6. MISCELLANEOUS PROVISIONS RELATED TO ALLOWABLE COSTS. The following shall apply to all direct or indirect costs, expenses, and expenditures claimed by TIML to be Allowable Costs under this Agreement:

         6.1 EXPANSION AND/OR LIMITATION GENERALLY. All of the foregoing listed costs shall be expanded and/or limited to direct or indirect costs, expenses, and expenditures consistent with similar costs, expenses, and expenditures incurred by competent and prudent mineral developers and mining operators of similar minerals in New Mexico and related to their commercial development, exploration, exploitation, mining or other extraction, processing, packaging, storage, transporting, marketing, and administrative operations and activities related to such minerals;

         6.2 GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. The determination of all costs, expenses, and expenditures shall be in accordance with United States generally accepted accounting principles consistently applied;

         6.3 CAP'S AUDIT RIGHTS. Not more frequently than once each calendar year, CAP shall have the right to require an audit of TIML's claimed costs, expenses, and expenditures, and the cost of such audit shall be deemed a deductible expense and Allowable Cost under this Exhibit B; provided, however, if the auditor finds substantial irregularities, i.e., substantial over-claiming by TIML of costs, expenses, and expenditures as Allowable Costs, TIML shall pay all costs of the audit, and in such event such costs of the audit shall not be deemed deductible expenses or Allowable Costs under this Exhibit B. For the purpose of this Paragraph 6.3, the terms "substantial irregularities" and "substantial over-claiming by TIML of costs, expenses, and expenditures as Allowable Costs" shall mean an over-claiming by TIML of a net aggregate of more than Ten Thousand Dollars ($10,000.00) of costs, expenses, and expenditures as Allowable Costs in the year being audited. Thus, by way of example and not limitation, if TIML over-charged $5,000.00 for fuel and $12,000.00 for transportation costs, but under-charged $8,000.00 for equipment rentals, the net aggregate over-claimed for those categories would be $9,000.00.

         6.4 LOWEST COST. All of TIML's (or any Affiliate's) equipment and/or services used on the Sierra KaolinTM site shall be charged at the lower of (i) actual cost, or (ii) prevailing competitive third-party rates in New Mexico, after giving effect to any and all available discounts, whether or not actually taken or realized;

         6.5 DISPUTE RESOLUTION. In the event of any dispute between the parties, the parties shall resolve such disputes as follows:

                  6.5.1 ORAL PROPOSAL AND DISCUSSION. The parties shall attempt to resolve any disputes which might arise between or among them by discussing with one another their relative positions and interests.

                  6.5.2 WRITTEN PROPOSALS. The party who desires a change from the status quo ("Claimant") shall give the other party ("Respondent") a written request for the proposed change and a concise written statement of the reasons for such proposed change. The Claimant's request and supporting statement shall provide enough information so that the Respondent may reasonably investigate the facts and circumstances asserted as the basis for the proposed change. The Respondent shall investigate the asserted facts and circumstances and, within ten (10) days after such receipt, shall respond in writing with an acceptance, rejection, or counter-proposal to the requested change.

                  6.5.3 MEDIATION. If the parties are unable to resolve their dispute after compliance with Paragraphs 6.5.1 and 6.5.2 above, Claimant and Respondent shall participate in good faith in non-binding mediation with an impartial, professional mediator for at least two (2) hours. Either party may give written notice of the proposal for mediation. The proposal shall contain the name, address, and telephone number(s) of a proposed mediator. If the other disputant rejects the proposed mediator, then, within five (5) days after receipt of the notice of proposal for mediation, such other disputant shall advise the proposing disputant of such rejection and name an additional proposed mediator. The two (2) proposed mediators shall designate the mediator who shall conduct the mediation. Subject to the mediator's availability, the mediation shall be conducted within twenty (20) days after the date of the original proposal for mediation.

                  6.5.4 ARBITRATION. If the parties are unable to resolve their dispute after compliance with Paragraphs 6.5.1, 6.5.2, and 6.5.3 above, the dispute shall be decided by BINDING ARBITRATION on a confidential basis using a professional arbitrator experienced in mining and/or development and monetization of mineral resource matters as hereinafter provided. The requirement to arbitrate disputes shall be specifically enforceable under the prevailing arbitration law.

                           6.5.4.1  NOTICE OF DEMAND. The Claimant shall deliver
to the Respondent a written demand for arbitration setting forth with reasonable specificity the nature of Claimant's claim and the relief sought by Claimant. The demand shall contain the name, address, and telephone number(s) of Claimant's proposed arbitrator. The demand for arbitration shall be made within a reasonable time after written notice of the claim, dispute or other matter in question has been given, and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute, or other matter in question would be barred by the applicable statute of limitations, whichever shall first occur.

                           6.5.4.2  ARBITRATORS. If the Respondent rejects the
proposed arbitrator named in the Claimant's demand, then, within five (5) days after receipt of the demand, the Respondent shall advise the Claimant of such rejection and name an additional proposed arbitrator. The two (2) proposed arbitrators shall designate a third arbitrator (sometime "neutral arbitrator") who shall act as the sole arbitrator of the dispute unless the parties agree that all three (3) arbitrators shall decide the dispute. Each party reserves the right to object to any neutral arbitrator who owns or is employed by or affiliated with a competing organization or entity.

                           6.5.4.3  LOCATION OF ARBITRATION. Unless the
disputants otherwise agree, all of the arbitration proceedings shall be held and conducted in Albuquerque, New Mexico, unless the Claimant and Respondent agree upon a different location.

                           6.5.4.4  DISCOVERY. The disputants shall be entitled
to reasonable discovery upon such terms and conditions as the neutral arbitrator shall determine; provided, however, that without further notice, request, or demand, not later than thirty (30) days after the notice of demand for arbitration both the Claimant and Respondent shall have the affirmative duty to make good faith, full disclosure to the other party of all matters relevant to the arbitration

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including without limitation (i) the names, addresses, contact information of all witnesses having knowledge of relevant facts, (ii) the names, addresses, contact information of all witnesses the disclosing party intends to call as witnesses at the arbitration, (iii) a fair, detailed, and complete summary of the testimony each such witness is likely to offer at the arbitration, (iv) copies of all documents (and all other tangible physical evidence) relevant to the dispute, and (v) copies of all documents (and all other tangible physical evidence) the disclosing party intends to offer as evidence at the arbitration.

                           6.5.4.5  AWARD. Except as otherwise provided herein
or agreed upon by the parties, the award rendered by the arbitrator(s) shall be made within one hundred twenty (120) days after the notice of demand for arbitration, shall be final, and judgment may be entered upon it in accordance with applicable laws in any court having jurisdiction. The arbitrator, in the sole discretion of the arbitrator, may assess all of the costs and expenses of the arbitration proceeding, including without limitation all attorneys fees, against the non-prevailing party.

                  6.5.5 APPEAL OF ARBITRATION AWARD. Notwithstanding the provisions of Paragraph 6.5.4.5 above, within ten (10) days after notice of the arbitration award, either Claimant or Respondent may appeal the award to any court of competent jurisdiction based only on the grounds of lack of jurisdiction or substantial abuse of discretion by the arbitrator(s), and, upon such timely appeal, if the court first makes a finding of fact and conclusion of law that the arbitrator(s) lacked jurisdiction, the matter shall be decided by the court by trial de novo without reference to or consideration of the arbitration award, or, if the court first makes a finding of fact and conclusion of law that the arbitrator(s) committed a substantial abuse of discretion which resulted in an arbitration award not supported by substantial evidence or was clearly not in accordance with prevailing law, the court may hear and modify only those portions of the arbitration award necessary to make a decision based on substantial evidence and in accordance with prevailing law. The decision of such court shall be final and binding upon all of the parties.

                  6.5.6 COSTS OF DISPUTE RESOLUTION. Except as otherwise provided herein, the fees of the mediator(s) and arbitrator(s) shall be split equally between the parties; provided, however, any Court judgment shall provide that the non-prevailing party shall pay all of the reasonable attorney's fees and costs of the prevailing party unless the prevailing party does not obtain a judgment from such Court in its favor substantially better than the arbitration award such prevailing party received.